UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
Form 8-K
______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2018
_______________________
AVIAT NETWORKS, INC.
(Exact name of registrant as specified in its charter)
______________________________________

Delaware	001-33278	20-5961564
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)
Address of principal executive offices: 860 N. McCarthy Blvd., Suite 200, Milpitas, CA 95035
Registrant’s telephone number, including area code: (408) 941-7100
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by the check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Security Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Security Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by the check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.
On June 20, 2018, the Board of Directors (the “Board”) of Aviat Networks, Inc. (the "Company") approved a realignment plan (the “Realignment Plan”) to effect the internal transition of functions, job roles and responsibilities in order to reduce its operating costs and improve profitability as part of its transformational initiative to optimize its business model and increase efficiencies. The Realignment Plan is anticipated to entail a reduction in force of approximately 34 employees to be implemented during the Company’s 2019 fiscal year (the “Reduction in Force”). The Company also anticipates adding certain employees in key areas. The Company will incur material charges as a result of the Realignment Plan, the majority of which are expected to be incurred in the fiscal 2018 fourth quarter and first half of fiscal 2019, with costs to recruit replacements and transition tasks expensed in the period incurred (as ordinary expense). The Company estimates that Realignment Plan charges will be approximately $3.0 million and approximately $0.5 million in share-based compensation and will be recorded as restructuring expenses. of the $3.0 million charges, approximately $2.0 million of these expenses will be one-time severance charges with the remainder covering continuation of health benefits and outplacement services. The foregoing estimated charges will be cash expenditures. The Company anticipates it will generate approximately $1.2 million in savings in fiscal 2019, the majority of which will be allocated to support growth-related initiatives. In addition to net headcount reductions, savings and efficiencies will be realized through increased use of automation and aggregating and consolidating back-office support functions. In fiscal 2020, the Company expects to generate annual savings of $3.2 million, while being in a stronger position to drive both top- and bottom-line performance.
Management continues to analyze the Company’s cost structure and evaluate other potential restructuring and cost reduction opportunities in light of the Company’s strategic priorities. While no definitive determination has been made yet, the Company may undertake and implement additional realignment and cost reduction measures and incur additional charges, which the Company would record as restructuring charges in the appropriate period as they are determined.
This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the expected costs associated with termination benefits and the financial impact of the Reduction in Force. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to cost reduction efforts. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction may have an adverse impact on the Company’s development activities. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, filed with the Securities and Exchange Commission (the “SEC”) on September 6, 2017, and the Company’s subsequent current reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Operating Officer
On June 20, 2018, the Company appointed Stan Gallagher to the position of Vice President and Chief Operating Officer of the Company and entered into an employment agreement (the “Employment Agreement”) with Mr. Gallagher. Mr. Gallagher’s employment will commence on June 25, 2018.
Before joining the Company, Mr. Gallagher, age 55, was a Director and Operational Excellence/Supply Chain Management Lead at Synergetics Installations Worldwide, Inc. since 2012, and a Senior Consultant with LeadFirst Leadership Development Consultants since 2010. From 2007 to 2010, Mr. Gallagher held the position of Vice President - Global Strategic Sourcing at Masonite International, Inc. Earlier in his career, Mr. Gallagher held a number of leadership positions with various subsidiaries of General Electric. Mr. Gallagher has a Bachelor of Science degree in Mechanical Engineering from North Carolina State University.
The Employment Agreement provides, among other things, that Mr. Gallagher’s compensation will consist of an annual base salary of $300,000 per year, subject to annual review and adjustment by the Board. In addition, for as long as Mr. Gallagher is employed at the Company’s Milpitas location, he will receive a cost of living supplement of $3,000 per month. Starting in fiscal year 2019, subject to the approval of an annual incentive plan (“AIP”) by the Board, Mr. Gallagher will be eligible to participate in AIP with a target bonus of 50% of his annual base salary, based upon achievement of the same performance objectives, floors, cap and valuations determined by the Board for the than annual incentive plan for executives generally. In addition, subject to Board approval of a long-term incentive plan, Mr. Gallagher will be eligible to participate in such plans, starting in fiscal year 2019, with a target bonus of 50% of his annual base salary as determined by the Board. The structure of such long-term incentive plan for future periods is subject to determination by the Board each year. Mr. Gallagher will also receive a one-time award of 5,000 restricted stock units, with 100% of the grant vesting on the third anniversary of Mr. Gallagher’s start date. Mr. Gallagher will participate in the Company’s employee benefit plans on the same basis as other employees of the Company.
In the event that Mr. Gallagher resigns from the Company without “good reason” or Mr. Gallagher’s employment is terminated by the Company for “cause,” each as defined in the Employment Agreement, he will not be entitled to any compensation or benefits from the Company other than those earned through the date of termination of employment. If Mr. Gallagher’s employment is terminated by reason of death, he will not be entitled to any compensation or benefits from the Company other than those earned through the date of such termination, except that his estate will receive a pro rata portion of any short-term incentive bonus that he would have earned during the incentive bonus period in which his employment terminates.
If Mr. Gallagher’s employment is terminated by the Company without cause or in connection with a long-term disability, or if Mr. Gallagher resigns from his employment for good reason, Mr. Gallagher will be entitled to the following severance benefits, as long as he signs a general release in favor of the Company:

•	all compensation and benefits that are earned but unpaid through the date of termination;

•	monthly severance payments at Mr. Gallagher's final base salary rate for a period of twelve months following such termination;

•	payment of premiums necessary to continue group health insurance under COBRA for a period of up to twelve months following such termination;

•	the prorated portion of any incentive bonus that Mr. Gallagher would have earned, if any, during the incentive bonus period in which Mr. Gallagher’s employment terminates;

•
with respect to any stock options or other equity-related awards, vesting will cease upon Mr. Gallagher’s termination date, but he will be entitled to purchase any vested shares of stock that are subject to options until the earlier of (1) 12 months following the termination date or (2) the date on which the applicable options expire; and

•	reasonable outplacement assistance selected and paid for by the Company.
If, within 18 months following any “change of control” (as defined in the Employment Agreement), Mr. Gallagher is terminated by the Company without cause or if he resigns from his employment for good reason and signs a release in favor of the Company, he will be entitled to the severance benefits and payments described above.
In addition, Mr. Gallagher will receive a payment (in lieu of the payment described in the fourth bullet above) equal to the greater of (1) the average of the annual incentive bonus payments received by him, if any, for the previous three years; and (2) his target incentive bonus for the year in which his employment terminates. The Company will also accelerate the vesting of all unvested stock options and all other then-unvested equity-related awards that vest based solely on continued employment (unless the terms of such other equity-related awards expressly provide that there is not to be any such acceleration).
Mr. Gallagher is subject to non-compete provisions during the term of the Employment Agreement and non-solicitation covenants during the term of his Employment Agreement and for 12 months after his employment terminates.
There are no arrangements or understandings between Mr. Gallagher and any other persons pursuant to which he was selected as Chief Operating Officer. There are also no family relationships between Mr. Gallagher and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Amendment to Employment Agreement
On June 20, 2018, the Company and Eric Chang, a Vice President and Principal Accounting Officer of the Company, entered into an amendment (the “Amendment”) to his previously disclosed Employment Agreement pursuant to which (i) Mr. Chang’s annual base salary was increased to $260,000 per year from $240,000 per year, (ii) severance payments to be paid to Mr. Chang following a qualifying termination were increased to 12 months of his final annual base salary from 6 months and (iii) payment of premiums necessary to continue group health insurance under COBRA following a qualifying termination were increased to 12 months from 6 months.
The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.2 hereto and incorporated herein by reference.
Departure of Chief Financial Officer
Ralph Marimon, a Senior Vice President and the Chief Financial Officer of the Company, will leave his position effective July 6, 2018 (the “Effective Date”). Mr. Marimon will receive severance payments and other amounts pursuant to his previously disclosed Employment Agreement. These amounts are included in the charges described in Item 2.05 above.
Mr. Gallagher will assume the role of Principal Financial Officer of the Company on the Effective Date.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated June 20, 2018, between Aviat Networks, Inc. and Stan Gallagher.
10.2	Amendment to Employment Agreement, dated June 20, 2018, between Aviat Networks, Inc. and Eric Chang.
99.1	Press Release

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated June 20, 2018, between Aviat Networks, Inc. and Stan Gallagher.
10.2	Amendment to Employment Agreement, dated June 20, 2018, between Aviat Networks, Inc. and Eric Chang.
99.1	Press Release

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIAT NETWORKS, INC.
Date: June 25, 2018	By:	/s/ Michael Pangia
		Name:	Michael Pangia
		Title:	President and Chief Executive Officer